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Exhibit 10(ll)

As of January 3, 2003

Mr. Steven S. Elbaum
The Alpine Group, Inc.
One Meadowlands Plaza
East Rutherford, NJ 07073

Dear Steven:

  Re:
  Amendment to Employment Agreement dated as of April 26, 1996 between The Alpine Group, Inc. ("Alpine" or the "Company"), as
  Employer and Steven S. Elbaum, as Executive (as amended to date, the "Employment Agreement")

Dear Steven:

        This letter will memorialize the proposal unanimously approved by the Board of Directors of the Company at its meeting held on January 3, 2002, in amendment of your Employment Agreement, as follows:

1.
Your annual base compensation under the Employment Agreement for 2003 will be paid in cash in accordance with the terms thereof until you have received 60% of such aggregate annual base compensation (the "Cash Portion") payable thereunder. The remaining 40% of such 2003 annual base compensation (the "Deferred Portion") shall not be payable in cash, but shall be paid in common stock of the Company (the "Common Stock") in the manner described below.

2.
Immediately following the date on which you shall have received the entire Cash Portion (but in no event prior to July 3, 2003), the Company will pay you the Deferred Portion by crediting your "Deferred Stock Account", as defined in and established under the Alpine Group, Inc. Deferred Stock Account Plan (the "Plan), with the number of shares of Common Stock which is equal to the (a) the dollar amount of the Deferred Portion divided by (b) the market price of the Common Stock as of the close of business on the date hereof. A fractional share of Common Stock shall be rounded to the nearest full integer.

3.
All such shares of Common Stock shall be (i) deemed immediately vested, (ii) automatically deferred for a "Deferral Period" (as such term is defined under the Plan) of five (5) years, and (iii) entitled to earn a "Matching Contribution" (as such term is defined in Plan) from the Company in accordance with the terms of the Plan.

        If the foregoing conforms with your understanding of the amendment of your Employment Agreement kindly execute a copy of this letter so indicating.

Very truly yours,
THE ALPINE GROUP, INC.
By
Steven S. Elbaum	Stewart H. Wahrsager Corporate Secretary

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  Exhibit 10(ll)